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                                                                     Exhibit 4.3


                               AMENDMENT NO. 2 TO
                               PAIRING AGREEMENT


            Amendment dated as of January 2, 1998 (this "Amendment") to the Pairing Agreement dated as of June 25, 1980, as amended by Amendment No. 1 thereto dated as of February 1, 1995 (such Pairing Agreement, as so amended, being referred to as the "Pairing Agreement") between Starwood Hotels & Resorts Trust (formerly Starwood Lodging Trust), a Maryland real estate investment trust (the "Trust"), and Starwood Hotels & Resorts Worldwide, Inc. (formerly Starwood Lodging Corporation), a Maryland corporation (the "Company").

            WHEREAS, on the date hereof, the Trust is issuing shares of two new classes of beneficial interest, par value $.01 per share, to be designated as "Class A Exchangeable Preferred Shares" ("Class A EPS") and "Class B Exchangeable Preferred Shares" ("Class B EPS"), respectively, pursuant to the Transaction Agreement dated as of September 8, 1997 (the "Transaction Agreement"), among WHWE L.L.C., Woodstar Investor Partnership, Nomura Asset Capital Corporation, Juergen Bartels, W&S Hotel L.L.C., Westin Hotels & Resorts Worldwide, Inc., W&S Lauderdale Corp., W&S Seattle Corp., Westin St. John Hotel Company, Inc., W&S Denver Corp., W&S Atlanta Corp., the Trust, SLT Realty Limited Partnership, the Company and SLC Operating Limited Partnership;

            WHEREAS, the Pairing Agreement currently provides that, among other things, the Trust may not issue or transfer shares of beneficial interest of the Trust unless provision is made for the issuance or transfer of the same number of shares of, stock of the Company;

            WHEREAS, pursuant to the Transaction Agreement, the Class A EPS and the Class B EPS will be issued only by the Trust and not by the Company;

            WHEREAS, in order to permit the issuance of the Class A EPS and the Class B EPS pursuant to the Transaction Agreement, the Board of Trustees of the Trust and the Board of Directors of the Company have adopted this Amendment and directed that this Amendment be submitted to the shareholders of the Trust at the 1997 Annual Meeting of Shareholders of the Trust (the "Trust Meeting") and the stockholders of the Company at the 1997 Annual Meeting of Stockholders of the Company (the "Company Meeting"); and

            WHEREAS, this Amendment was duly approved by the shareholders of the Trust at the Trust Meeting and the
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stockholders of the Company at the Company Meeting;

            NOW, THEREFORE, in consideration of the premises and the mutual agreements and set forth herein and in the Pairing Agreement, the parties hereto agree as follows:

            SECTION 1. AMENDMENT OF PAIRING AGREEMENT. The Pairing Agreement is hereby amended by adding thereto a new Section 13, which new Section 13 shall read in its entirety as follows:

            13. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement shall prohibit (a) the issuance by the Trust of Class A Exchangeable Preferred Shares or Class B Exchangeable Preferred Shares pursuant to the Transaction Agreement (collectively, the "Trust Preferred Shares") or (b) any transfer of shares of Trust Preferred Shares, including without limitation any such transfer in which the transferee does not acquire shares of common stock of the Company and in which effective provision is not made for the issuance or transfer of shares of common stock of the Company, or (c) the issuance of certificates representing shares of Trust Preferred Shares, including without limitation any such issuance without the issuance of a certificate or certificates of common stock of the Company. As used herein, "Transaction Agreement" means the Transaction Agreement dated as of September 8, 1997 among WHWE L.L.C., Woodstar Investor Partnership, Nomura Asset Capital Corporation, Juergen Bartels, W&S Hotel L.L.C., Westin Hotels & Resorts Worldwide, Inc., W&S Lauderdale Corp., W&S Seattle Corp., Westin St. John Hotel Company, Inc., W&S Denver Corp., W&S Atlanta Corp., the Trust, the Company, SLT Realty Limited Partnership and SLC Operating Limited Partnership, as such Agreement may be amended from time to time.

            SECTION 2. EFFECT OF AMENDMENT. Except as expressly set forth herein, this Amendment shall not by implication alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Pairing Agreement, all of which shall continue in full force and effect.

            SECTION 3. PARTIAL INVALIDITY. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Amendment, but this Amendment shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.
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            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

                                    STARWOOD HOTELS & RESORTS TRUST



                                       By: /s/ Ronald C. Brown
                                          Name: Ronald C. Brown
                                          Title: Senior Vice President
                                                      and Chief Financial
                                                      Officer


                                    STARWOOD HOTELS & RESORTS
                                          WORLDWIDE, INC.



                                       By: /s/ Alan M. Schnaid
                                          Name: Alan M. Schnaid
                                          Title: Vice President and
                                                      Corporate Controller